Exhibit 10.1

2014 Sterling Incentive
Compensation Plan

Table of Contents

INTRODUCTION	3
OVERVIEW	3
HOW THE PLAN WORKS
WHO IS ELIGIBLE	3
TARGET INCENTIVE AMOUNT	3
PERFORMANCE GOALS	4
HOW PAYOUTS ARE CALCULATED	4
PAYOUT AND TAXATION	5
CLAW-BACK POLICY	6
WHAT HAPPENS WHEN: A Reference Guide	6
Sample Eligibility Letter - Exhibit A	7
Sample Participant Payout Letter - Exhibit B	8
Claw-Back Policy – Exhibit C	9

This booklet was prepared to give you, the Participant, a better understanding of the Sterling Incentive Compensation Plan for 2014. This booklet, including the sample payout letter issued under the Plan serve as the official Plan documents. If there are any differences between this booklet and any other understanding you may have or any written documents of the Plan and its operation, this booklet will control. Sterling Construction Company, Inc. including its affiliates reserves the right to change, amend, modify or terminate the Plan at any time and for any reason. Participation in the Plan does not create any right or expectation of, continued employment or a continued employment relationship with Sterling.  Participation in the Plan also does not guarantee that you will receive incentive compensation.

Introduction

As an organization, Sterling sets high goals for itself – goals that “stretch” Company performance to the next level.  You can play an important role in helping the part of the business in which you are employed to realize those goals.

The Sterling Incentive Compensation Plan (the “Plan”) provides financial rewards when you achieve individual goals, when the operating unit in which you are employed achieves its performance goals, and when the Company as a whole achieves its performance goals.  Goals are established for each Plan year (January 1 – December 31).  The Plan is designed to align individual and Company goals and to offer you the opportunity to increase your compensation when those goals are met or exceeded.

Overview

The Plan is a key component of total compensation for the Company's managers who can have a direct impact on the near-term performance of their operating units.  The Plan creates a clear link between participants' actions and the financial achievements of the operating units in which they are employed.  This link and our incentive compensation targets are consistent with our business focus and are driven by our market-competitive pay-for-performance compensation philosophy.  The Plan supports the pay-for-performance philosophy by linking a portion of your annual compensation opportunity to the achievement of the specific Company, operating unit, and individual performance goals. The goals are intended to promote teamwork (“One Sterling”) and collaboration among management leadership, and to encourage individual accountability.

The Plan also helps the Company manage costs and improve results because payouts under the Plan depend on the operating performance of our businesses.  Payouts are primarily based on performance measures which, if achieved, will increase the Company’s value to its shareholders by increasing profits, reducing costs, or both.

How the Plan Works

Who Is Eligible

Company leadership (including Named Executive Officers (NEOs) and certain non-NEOs, as determined by the CEO), who directly impact the financial performance of their operating units, or have a significant impact on Company operations are eligible to participate in the Plan.  When an employee first becomes eligible, he or she will be notified in writing by the CHRO of the Company.

Target Incentive Amount

Each Plan participant is assigned a Target Incentive Amount, expressed as a percentage of his or her base annualized salary.  Your Target Incentive Amount depends on your job responsibilities and the competitive compensation practices in the labor markets where we compete for talent.  Your actual incentive payout under the Plan may be less or more than your Target Incentive Amount, depending on the Company's financial results, your operating unit's financial results and your individual performance.

Performance Goals

Each year, financial and personal performance goals for the following year are established.  Your manager will explain to you those goals and will tell you what your Target Incentive Amount is.  Your manager will also tell you what you and your operating unit can do to achieve those goals.

For most participants* there are three types of goals, with the achievement of each one accounting for a portion of your Target Incentive Amount:

1.
Company Goals.  Each year, the CEO and CFO, in consultation with the Compensation Committee of the Company's Board of Directors, will determine the financial performance goal or goals for the Company as a whole.  For 2014 there will be an earnings-per-share goal (the “EPS Goal”), which is weighted at ___% of your Target Incentive Amount.

2.
Operating Unit Goals.  Each year, the CEO and CFO, in consultation with operating unit managers, will determine the financial performance goal or goals for operating units.  For 2014 there will be an earnings-before-interest-and-taxes goal (the “EBIT Goal”), which is weighted at ___% of your Target Incentive Amount.

3.
Personal Goals.  Each year, the CEO and the CHRO in consultation with your manager will establish your personal goals for the year, which are weighted at ___% of your Target Incentive Amount.  Personal goals consist of things that are considered to require an extra or particular performance effort during the year such as safety, project management, personal/team development, other projects, Core Values, or other strategic initiatives.

*Note: For Plan participants without P&L responsibility, incentive goals will be based 50% on the Company Goals and 50% on the achievement of Personal Goals.

How Payouts Are Calculated

In February of the year following the end of a Plan year, the level of achievement of each goal is determined in order to calculate your total incentive payout.  The CEO will review the level of achievement of all goals for the year, including your personal goals, which in turn will be based on your manager's written assessment of your individual performance during the year against those goals.

Once the financial performance results have been determined and your personal performance has been assessed, (and in some cases, after approval by the Compensation Committee) the CEO will inform you in writing of your payout amount.

All performance goals do not have to be met for a payout to be made.

•	If the level of achievement of any financial goal is below 80%, no payout will be made for that goal.
•
If at least 80%, but less than 100% of a financial goal is achieved, a payout for that goal will be calculated by taking the percentage of the goal achieved and multiplying it by the percentage of the Target Incentive Amount that was allocated to that goal.

•
If more than 100% of any financial goal is achieved, a payout for that goal will be calculated by taking the percentage of the goal achieved up to, but not in excess of 120%, and multiplying it by the percentage of the Target Incentive Amount that was allocated to that goal.

Example of a Payout Calculation
Let’s say your Target Incentive Amount for the Plan year is 40% of your base annualized salary of $100,000, or $40,000 and that the performance goals for the Plan year are weighted the way they are for the 2014 Plan year:

•	A Company EPS Goal worth 25% of your Target Incentive Amount

•	An Operating Unit EBIT goal worth 50% of your Target Incentive Amount, and

•	Personal Goals worth 25% of your Target Incentive Amount

Below is an illustration of the incentive payout calculation based on the assumptions listed above and on the assumed "Level of Achievement" percentages for the Plan year in the table:

Goals	Level of Achievement in the Plan Year	% Weighted	Calculation	Percent of Target Incentive Amount Earned
Company EPS Goal	100%	25%	100% x 25%	25%
Operating Unit EBIT Goal	95%	50%	95% x 50%	47.5%
Personal Goals	75%	25%	75% x 25%	18.75%
Sum of percentages of Target Incentive Amount earned:				91.25%
Incentive Payout:	91.25% x 40% (Target Incentive Amount) = 36.5% of $100,000 (annualized base salary) or $36,500 incentive payout.

Incentive Payout and Taxation

Annual incentive payments are made in the first quarter of the year following the Plan year, but no later than March 15th.  Incentive payouts will be made 50% in cash and 50% in shares of the Company's common stock that are subject to restrictions on their sale or transfer for a fixed period of time, three years for the 2014 Plan.  The number of shares is calculated by using the simple average of the closing prices of the Company's common stock on the Nasdaq Global Select Market during December of the Plan year.

The cash portion of your incentive payout is treated as supplemental income for federal income tax withholding purposes. The Company is currently required to withhold at a flat rate of 25% for federal withholding together with Social Security and Medicare taxes of that amount, and you are permitted to use some of the shares released from the restrictions to pay the withholding tax.   The cash portion of payouts under the Plan may also be subject to state income tax withholding, and to garnishment, levy or other wage withholding order.  The payout is not eligible for deferral into your Company 401(k) account.

The shares of restricted Company common stock are taxable to you in the year in which the restrictions lapse at the end of the restriction period.  The amount taxed is the fair market value of the shares of common stock at that date.

Claw-Back Policy

Please read the Claw-Back Policy that is attached to this Plan as Exhibit “C.”  It concerns the effect on any incentive compensation that has been paid to you if the Company subsequently, for whatever reason, restates the financial statements on which your incentive compensation was based.

What Happens When: A Reference Guide

You are hired or promoted to a Plan-eligible position in the middle of a Plan year
Any incentive payout for the Plan year will be prorated based on the actual pay you received in the Plan-eligible position during the year.  The actual payout you receive may be adjusted up or down based on your individual performance.

You transfer between operating units during a Plan year
Your incentive payout for the Plan year will be prorated based on your operating unit’s performance against its goals and the number of days you worked in each operating unit. Managers from the operating units in which you were employed will collaborate on the assessment of your individual performance.

You take a leave of absence (including short-term or long-term disability, military leave, FMLA, or other paid or unpaid leave)
The amount of your incentive compensation will be prorated based on your earnings in the Plan-eligible position during the Plan year.  Your manager will determine your incentive payout based on your operating unit’s and your individual performance.

You retire, die, or are laid off during the Plan year
The amount of your incentive compensation will be prorated based on your earnings in the Plan-eligible position during the Plan year.  Your manager will determine your incentive payout based on your operating unit’s and your individual performance.

Your employment ends for any reason other than retirement, death, disability or layoff
Payments under the Plan are at the discretion of management, and/or the Compensation Committee.  In general, if you voluntarily resign or are terminated for cause, you will not be paid incentive compensation.

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Sterling Incentive Compensation Plan          EXHIBIT A

[SAMPLE PARTICIPANT            ELIGIBILITY LETTER]
[Date]
[Name]
Dear [Name]:
I am pleased to confirm your eligibility for participation in the Sterling Incentive Compensation Plan for 2014.

Participation in the Plan is generally limited to employees who directly impact the financial performance of their operating units, or have a significant impact on Company operations.  The Plan is intended to reward eligible participants for their collective and individual contributions to the success of the Company during a Plan year as measured by the level of the achievement of financial and individual performance goals.

Your Target Incentive Amount for 2014 is %_____ of your annualized base salary.  Any incentive payout to you will be paid 50% in cash and 50% in the form of shares of the Company's common stock that have restrictions on their sale or transfer for a fixed period of time.  The achievement of Company and operating unit financial results and of your personal goals will be used to calculate any 2014 incentive payout.

This eligibility letter and the accompanying 2014 incentive plan booklet and sample payout letter are confidential and the property of Sterling Construction Company, Inc.  These documents may not be duplicated or their contents divulged verbally or in writing to any third party during or after your employment.  Upon termination of your employment for any reason, all incentive plan documents must be returned to the Company.  Please refer to the Privacy section of the Code of Business Conduct for further information on the Company's confidentiality requirements.

Should you have any questions concerning the Plan for 2014, please do not hesitate to contact me directly.

Best regards,
Craig Allen
Chief Human Resources Officer

Sterling Incentive Compensation Plan                  EXHIBIT B

[SAMPLE PARTICIPANT             PAYOUT LETTER]
[Date]
[Name]
Dear [Name]:
I am pleased to confirm your Sterling Incentive Compensation Plan payout for 2014.  This payment, as you are aware, is made to eligible employees based on Company and operating unit financial performance, and the achievement by you of personal goals.

The level of achievement of those financial results and of your personal goals that were established for the Plan year together with your Target Incentive Amount percentage of ___% were used in accordance with the Plan to calculate your 2014 incentive payout.

Goals	Level of Achievement	% Weighted	Calculation	Percent of Target Incentive Amount Earned
Company Goal
Operating Unit Goal [If applicable]
Personal Goals
Sum of Percentages of Target Incentive Amount Earned:
Incentive Payout (Cash)
Incentive Payout (Shares of Restricted Common Stock)

The cash portion of your incentive payout for 2014 will be made via direct deposit to your bank account on [insert pay date].  You will also be receiving a Restricted Stock Agreement that shows the number of shares of the Company's common stock you have earned, and includes a description of the restrictions on the sale or transfer of the shares, the circumstances under which the shares may be forfeited, and the date the restrictions lapse.  You will be required to sign the agreement as a condition to receiving the shares.

[OPTIONAL] I am also pleased to also confirm that your new base annualized salary will be $__________ effective March ___, 2014.

Your valuable contributions on behalf of the Company during 2014 are much appreciated.

Best regards,
Peter Mac Kenna
President & Chief Executive Officer

Sterling Incentive Compensation Plan                             EXHIBIT C

Claw-Back Policy

1.
It is the policy of the Company that the amount of any bonus or other incentive compensation (together, "Incentive Compensation") that has already been paid to an employee of the Company (either in cash or in common stock of the Company, or both) that was based on financial statements that are subsequently restated shall, if necessary, be adjusted either by repayment by the employee to the Company or by making an additional payment to the employee so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the Incentive Compensation was determined.

2.	If as a result of the restatement, the Incentive Compensation is shown to have been —

(a)	Overpaid, the recipient shall return the amount of the overpayment within sixty days of a written demand therefor by the Company.

(b)	Underpaid, the Corporation shall pay the amount of the underpayment within thirty days of the completion of the restatement.

3.
In the event that any repayment by an employee under this policy involves the re-conveyance to the Company of shares of common stock that have been sold by the employee, the proceeds realized from the sale shall be repaid to the Corporation.  If the shares shall have been otherwise transferred, or shall have been pledged or encumbered, the employee shall convey to the Company either —

(a)	The market value of such shares at the date of such transfer, pledge or encumbrance or at the date the demand for repayment is made, whichever is higher; or

(b)	Shares of common stock of the Company having such market value.

4.
Any payment and/or conveyance of shares to the Company under this policy shall be made whether or not the employee required to make the payment or conveyance was culpable with respect to the error, event, act or omission that caused the restatement to be made, but nothing in this policy shall be construed to prevent the Company from pursuing other remedies against the employee if the Company determines that he or she was in fact culpable in any respect.

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Adopted January 18, 2011